                                                                      EXHIBIT 12

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                      YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------------------
                                                   2000           2001          2002           2003         2004
                                                ----------     ----------   -----------     -----------   ---------
Income from continuing operations............   $  490,987     $  445,955   $   547,450     $   431,772   $ 282,021
Income taxes for continuing operations.......      233,367        227,811       285,882         230,401     136,921
Capitalized interest.........................       (7,959)        (8,941)       (3,672)         (3,179)     (2,312)
Preference security dividend requirements
  of subsidiary..............................         (576)        (1,296)           --              --          --
                                                ----------     ----------   -----------     -----------   ---------
                                                   715,819        663,529       829,660         658,994     416,630
                                                ----------     ----------   -----------     -----------   ---------
Fixed charges, as defined:
   Interest..................................      230,385        233,344       284,898         361,312     344,687
   Capitalized interest......................        7,959          8,941         3,672           3,179       2,312
   Preference security dividend requirements
    of subsidiary............................          576          1,296            --              --          --
   Interest component of rentals charged to
    operating expense........................        1,060          1,413         1,644           1,764       1,492
                                                ----------     ----------   -----------     -----------   ---------
   Total fixed charges.......................      239,980        244,994       290,214         366,255     348,491
                                                ----------     ----------   -----------     -----------   ---------
Earnings, as defined.........................   $  955,799     $  908,523   $ 1,119,874     $ 1,025,249   $ 765,121
                                                ==========     ==========   ===========     ===========   =========
Ratio of earnings to fixed charges...........         3.98           3.71          3.86            2.80        2.20
                                                ==========     ==========   ===========     ===========   =========

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